EXHIBIT 10.1

OIL AND GAS PURCHASE AND DEVELOPMENT AGReement

Definitive Short Form Agreement

THIS (the “Definitive Short Form Agreement”), dated effective as of October 30, 2012, by and among EGPI FIRECREEK, INC., a Nevada corporation, through its wholly owned subsidiary Energy Producers, Inc., located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253 (“FIRECREEK”, “Assignor”, “Rights Holder”, “Option Holder”), and CUBO Energy, PLC’s nominee / assignee, Mondial Ventures Inc., a public limited corporation organized under the state of Nevada, USA, with its principal place of business located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253 (“MNVN”, “Assignee”, or “Participant”), (Firecreek, MNVN are collectively referred to herein as the “PARTIES”).

WHEREAS the parties previously entered into a “Letter of Intent”, dated as of March 31, 2012, by and among EGPI FIRECREEK, INC., a Nevada corporation, through its wholly owned subsidiary Energy Producers, Inc., located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253 and CUBO Energy, PLC and or its nominee / assignee, a public limited corporation organized under the laws of Great Britain with its principal place of business located at Thames House, Portsmouth Road Esher Surrey, KT10 9AD United Kingdom, and

WHEREAS the parties agree herewith that i) the Letter of Intent is effectively extended through the date of effectiveness of this Definitive Short Form Agreement and ii) CUBO Energy, PLC has elected its nominee / assignee to be Mondial Ventures, Inc.

RECITALS

Preamble: This Definitive Short Form Agreement is agreed to be expanded into the long form agreement to be completed and signed off by the parties by November 4, 3012 which may be mutually extended by the parties signed and in writing and attached for reference hereto.

1.	December 31, 2009, Firecreek, through its wholly owned subsidiary Energy Producers, Inc. (“Energy Producers” or “EPI”) closed an Acquisition Agreement including an Assignment of Interests in Oil and Gas Leases (the “Assignment”), with Whitt Oil & Gas, Inc., (“Whitt” or “Operator”) a Texas corporation acquiring 50% working interests and corresponding 32% net revenue interests in oil and gas leases representing the aggregate total of 240 acre leases, reserves, three wells, and equipment located in Callahan, Stephens, and Shakelford Counties, West Central Texas.

2.      Firecreek proposes initially to undertake with MNVN as follows: prepare to contract for a 3-D Seismic contract covering the Boyette property in Shackelford County, Texas. The seismic study will focus on specific Barnett Shale formation characteristics that will assist in the drilling of one and possibly two Barnett horizontal wells or an equivalent of up to eight vertical wells on the Boyette lease at a proposed initial depth of approximately 5,200’ to 5,500’ feet. There have been recent Barnett wells in the area that have been productive in the oil segment or phase of the Barnett Shale that have justified the seismic study. The onsite seismic work is expected to commence within 90 days.

3.      Price contributed by MNVN for the initial 3-D Seismic study and proposed herewith to buy out 50% partner interests, and other costs with re engaged start up activities: $175,000 of which $10,000 has been received by Firecreek as a deposit to date thereby leaving a balance of $165,000 due.

4.      On successful seismic testing anticipated AFE for Barnet Horizonal Well program would be estimated to be $750,000 per horizontal well. A two well objective upon stabilization of the two planned wells would be 80 to 100 BOPD. Firecreek to come to terms of agreement regarding financing for the proposed drilling and development should the parties agree to further move forward after the Seismic study.

5.      Miscellaneous.

Historical Information Regarding Oil and Gas Interests

On December 22, 2009, the Company through its wholly owned subsidiary Energy Producers, Inc. entered into an Agreement for the Assignment of Interests in Oil and Gas Leases (“Assignment”), with Whitt Oil & Gas, Inc., (“Whitt”) a Texas corporation acquiring 50% working interests and corresponding 32% net revenue interests in oil and gas leases, reserves, and equipment. The leases, equipment, and a turnkey work program relate to three wells located on the leases representing the aggregate total of 240 Acres in Shackelford, Callahan, and Stephens counties, West Central Texas. The program also includes the right but not the obligation to drill four more wells in the future. The acquired leases and the property to which they relate are identified below:

i.            That certain Oil, Gas and Mineral Lease dated September 17, 2007, by and between Eugene Bell, Lessor, and E & D Bell, LLC, Lessee and that certain Oil, Gas and Mineral Lease dated September 17, 2007, by and between Harold Elledge, Lessor, and E & D Bell, LLC, Lessee each covering the following two (2) parcels of land in Callahan County, Texas:

Tract I: Being 40 acres as near as is practicable in the form of a square around the LCS Production of McWhorter #1 well, Callahan County, Texas.

Tract II: Being 40 acres as near as is practicable in the form of a square around the Ratex Energy, Inc. No. 3 Young well, Callahan County, Texas.

ii. Those two certain Oil and Gas Leases dated December 18, 2009, by and between Juanita B. Boyett Trust, Jearl Silas Boyett, Executor, Lessor, and Whitt Oil &. Gas, Inc., Lessee, to the extent, and to the extent only, that said lease covers all of the Southeast One-fourth (SE/4) of Section 55, B.A.L., A-2746, Stephens and Shackelford Counties, Texas.

The following wells are located on the leases identified, above:

1.	McWhorter No. Well, Texas Lease I.D. 27348, Callahan County, Texas.

2.	Young No. 3 Well, Texas Lease I.D. 26519, Callahan County, Texas.

3.	Boyett Well, Texas, API #42-417-37567, Shackelford County, Texas.

A mineral interest is the ownership of rights to gas, oil, or other minerals as they naturally occur in place, at or below the surface of a tract of land. Ownership of the minerals carries with it the right to make such reasonable use of the surface as may be necessary to explore for and produce the minerals. Only the mineral owner (or fee owner) may execute an oil or gas lease conveying his interest in a tract of land. Severance: The owner of all rights to a tract of land (vertically or horizontally). In horizontal severance, for example, if he chooses to sell all or part of the mineral rights, two distinct estates are created: the surface rights to the tract of land and the mineral rights to the same tract. The two estates may change hands independently of each other. Severed minerals rights may be restricted as to mineral type, or limited by depth, (in which case the landowner retains the rights to minerals other than those severed, and to depth intervals other than those severed.)

The Company attempts to maintain all of its operating wells in good working condition. Whitt Oil and Gas, Inc. (Whitt) a Texas corporation, and licensed operator, is familiar with the oil and gas business in the area. Whitt will operate the Company’s interests in the properties overseeing production and maintenance activities for its oil wells, equipment and other development activities for the leases.

The Material terms of the Operating Agreement with the Company include:

Whitt is an independent contractor and operates the subject properties on a contract basis pursuant to the AAPL form operating agreement according to our share of Working Interests (50%) with a $350 per producing well per month overhead fee and $250.00 pumper fee per well (presently for 3 wells) respectively plus electricity and other intangible repair items. All other charges whether by Whitt, an affiliate of Whitt or third parties will be the responsibility of the working interest owners of the properties. Whitt will furnish the monthly Lease Operation Expense and various activity reports to the Company’s wholly owned subsidiary Energy Producers, Inc. Upon successful commencement of production, run checks (payments) expected from future sales of oil and gas are to be sent to the operator from the purchasers for oil and gas produced. Conoco is initially designated as the gatherer for the oil. Whitt is to administrate monthly activities, and after payment of management, consulting, and lease-operating expenses (LOE’s), it collects and compiles the Joint Interest Billing (JIB) Statements and prepares certain reports and financial statements related to production income and expenses for monthly delivery to Company’s accounting for compilation along with its share of the payment to be received according to its interests.
6.	If and or where applicable, if any, the Parties are executing and delivering this LOI, as or if applicable, in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.
7.	Representations and Warranties to be determined and agreed by the Parties.
8.	Subject to: completing due diligence, the formal and final approvals of the Board of Directors of Firecreek, MNVN, and requisite third party approvals, as and if required.
9.	Capital structures for Firecreek and MNVN to be disclosed.
10.	Press release allowable with consent of both Firecreek and MNVN Principle Executive Officers.
11.	Current Report on Form 8-k is agreed to be filed with SEC by Firecreek on completion of the final formal Agreement, when completed.
12.	Laws of the State of Nevada USA shall govern.

If the terms of this Definitive Short Form Agreement are understood please indicate by signing below.

EGPI FIRECREEK, INC.

By: /s/Dennis R Alexander

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Name: Dennis R Alexander

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Title: CEO

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MONDIAL VENTURES, INC. , (CUBO ENERGY, PLC NOMINEE / ASSIGNEE)

By: /s/Dennis R Alexander

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Name: Dennis R Alexander

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Title: CEO

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ACKNOWLEDGED AND APPROVED BY:

CUBO ENERGY, PLC., ASSIGNOR TO MONDIAL VENTURES, INC.

By:/s/Brian Kennedy

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Name: Brian Kennedy

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Title : President

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schedules AND EXHIBITS AS APPLICABLE [to be provided]